Exhibit 99.1

Press Release

VIA NET.WORKS Announces Adjournment of Shareholder Meeting until August 2, 2005; Seeks Votes from Shareholders Who Have Not Yet Voted and Considering Other Alternatives

AMSTERDAM, Netherlands, July 25, 2005 – VIA NET.WORKS, Inc. (NASDAQ and Euronext: VNWI), announced today that it adjourned its Annual and Special meeting of shareholders until August 2, 2005.  The company stated that it had convened its shareholders’ meeting on July 22nd as scheduled and adjourned the meeting to provide further time to seek additional shareholder votes in favor of the proposals put forth to the shareholders including (i) to approve and adopt the Sale and Purchase Agreement (the “Sale Agreement”), and the sale of substantially all the assets of the Company to Claranet Group Limited; and (ii) to approve and adopt the dissolution and Plan of Complete Liquidation and Dissolution of VIA (the “Plan of Dissolution”).

Based on the proxies received to date, the proposals for the Sale Agreement and the Plan of Dissolution have the overwhelming support (almost 90%) of the shareholders who have voted.  The company reported that as of July 22, the company had received proxies representing just over 40% of the total outstanding shares voting in favor of the Sale Agreement proposal.  VIA reported that its management and proxy solicitor, D.F. King & Co., Inc. will continue their efforts to reach as many of the company’s shareholders as possible and encourage them to vote their shares.

As earlier noted in its supplemental proxy materials, VIA stated that if not enough proxies with affirmative votes are received to approve the Asset Sale and Plan of Dissolution by the date the Special and Annual Meeting is reconvened, VIA’s board will have to consider the company’s available alternatives as VIA will not have the resources to continue as a going concern. VIA’s board is likely to consider filing for Chapter 11 bankruptcy protection and seeking authority to complete the Asset Sale and implement a plan of dissolution under approval of the bankruptcy court. In such case, any distribution that VIA’s stockholders would receive likely would be less than if the Asset Sale is completed without a bankruptcy filing being made. The amount remaining for distribution to shareholders would be reduced by the costs of the bankruptcy process and the negative cash flow experienced by the Company due to the further delay required to close the transaction.

VIA noted that the meeting will be reconvened at August 2nd at 10:30 a.m. at the London Heathrow Hilton Hotel, Terminal 4, Heathrow Airport, United Kingdom.

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext) provides business communication solutions to small- and medium-sized businesses in Europe and the United States. VIA offers a comprehensive portfolio of business communications services, including hosting, security, connectivity, networks, voice and professional services. Website: http://www.vianetworks.com.